Exhibit 99.1

For Immediate Release February 7, 2011	Contacts: Debbie Hancock (Investor Relations) 401-727-5401
Wayne S. Charness (News Media) 401-727-5983

Hasbro Reports Fourth Quarter and Full-Year 2010 Financial Results

•

Full-year net revenues of $4.00 billion compared to $4.07 billion in 2009; Foreign exchange had a negative impact of $17.7 million

•

Full-year International segment net revenues up 7% year-over-year to $1.56 billion

•

Full-year operating profit margin increases to 14.7% on improved operating efficiencies and growth across several global brands

•

Tenth consecutive year of full-year earnings per share growth; Full-year 2010 EPS of $2.74 per diluted share, or $2.59 per diluted share absent a $0.15 per share favorable tax impact, versus $2.48 in 2009

•

Repurchased 15.8 million shares of common stock during 2010 at a total cost of $636.7 million

Pawtucket, RI (February 7, 2011) -- Hasbro, Inc. (NASDAQ: HAS) today reported financial results for the fourth quarter and full-year 2010.  For the full-year 2010, the Company reported revenues of $4.00 billion compared to $4.07 billion in 2009.  Foreign exchange had a $17.7 million negative impact on full-year 2010 revenues.  Net earnings for the full year were $397.8 million or $2.74 per diluted share, up $22.8 million or 6% versus $374.9 million, or $2.48 per diluted share in 2009.  Full-year 2010 net earnings include a favorable tax adjustment of $21.2 million or $0.15 per diluted share recorded in the first quarter 2010.  Absent this adjustment, 2010 earnings per share were $2.59.  Additionally, the full-year 2010 results include dilution of $0.30 per share related to the Company’s television investments compared to $0.12 per share in 2009.

For the fourth quarter 2010, the Company reported net revenues of $1.28 billion, compared to $1.38 billion a year ago.  Foreign exchange had a $23.5 million negative impact on revenue in the quarter.  The Company reported net earnings for the quarter of $140.0 million or $0.99 per diluted share compared to $165.6 million or $1.09 per diluted share in 2009.

“We have a lot to feel good about for 2010,” said Brian Goldner, Hasbro President and Chief Executive Officer.  “International revenues grew, driven by a strong performance in the emerging markets; several of Hasbro’s core brands performed well, enabling us to grow market share across multiple product categories; and we delivered record net earnings and our tenth consecutive year of earnings per share growth, while continuing to invest in long-term opportunities.”

 “From the beginning of the year, we recognized the challenge in growing revenues versus 2009, which was driven by TRANSFORMERS and G.I. JOE entertainment.  For much of the year, we believed we were on track to accomplish this, however, softness in U.S. consumer demand for games late in the year resulted in our full-year revenues being $66 million less than a year ago,” said Goldner.

 “2011 will be the first full year in which we have significant initiatives across all the elements of our multi-year branded-play strategy,” Goldner added.  “This includes a full year of The Hub television network; the return of Hasbro brands to motion pictures with Transformers: Dark of the Moon; further expansion of our emerging markets initiatives; combined with great innovation and imagination within our core toy and game brands.  Our teams globally are excited about driving growth in our business by delivering innovative toys and games and immersive brand experiences to our consumers and audiences in 2011 and beyond.”

“Over the past several years, Hasbro has leveraged its growing profitability and healthy balance sheet to make significant investments in our future, and in 2010 we achieved our highest operating profit margin in 25 years,” said Deborah Thomas, Hasbro’s Chief Financial Officer.  “In addition, we are sharing our success with our shareholders as evidenced by our recent dividend increase and the $637 million investment we made in buying back shares in 2010.  We expect to begin seeing the return from many of our recent investments, supporting our belief that we should be able to grow revenues and earnings per share in 2011.”

For the full year 2010, worldwide net revenues grew in the Preschool and Girls categories.  The Boys category declined 7% to $1.37 billion; the Games & Puzzles category declined 4% to $1.29 billion; the Girls category increased 5% to $830.4 million; and the Preschool category increased 13% to $509.6 million.

U.S. and Canada segment net revenues were $2.30 billion for the full year, compared to $2.45 billion in 2009.  The segment experienced growth in the Preschool category offset by declines in the Boys, Girls and Games & Puzzles categories.  The U.S. and Canada segment reported an operating profit of $349.6 million compared to $380.6 million in 2009.

International segment net revenues were $1.56 billion in 2010, an increase of $100 million or 7% compared to $1.46 billion in 2009.  Absent a negative $27.6 million impact of foreign exchange, International segment net revenues increased 9% from 2009.  Net revenues in the International segment reflect growth in all major product categories.  The International segment reported an operating profit of $209.7 million, up $47.5 million or 29% compared to $162.2 million in 2009.

Entertainment and Licensing segment net revenues were $136.5 million compared to $155.0 million in 2009.  The results primarily reflect a decline in TRANSFORMERS and G.I. JOE movie-related revenue.  The Entertainment and Licensing segment reported an operating profit of $43.2 million compared to $65.6 million in 2009.

The Company repurchased a total of 15.8 million shares of common stock during 2010 at a total cost of $636.7 million and an average price of $40.37 per share.  At year end, $150.1 million remained available in the current share repurchase authorization.  During the first half of 2010, the Company issued 11.6 million shares of common stock in connection with the redemption of its convertible debentures, which were called in April 2010.

The Company will webcast its fourth quarter and full-year 2010 earnings conference call at 8:30 a.m. Eastern Time today. To listen to the live webcast, go to http://investor.hasbro.com, and click on the webcast microphone.   The replay will be on Hasbro’s web site approximately 2 hours following completion of the call.

About Hasbro

Hasbro (NASDAQ: HAS) is a branded play company providing children and families around the world with a wide-range of immersive entertainment offerings based on the Company’s world class brand portfolio.  From toys and games, to television programming, motion pictures, video games and a comprehensive licensing program, Hasbro strives to delight its customers through the strategic leveraging of well-known and beloved brands such as TRANSFORMERS, LITTLEST PET SHOP, NERF, PLAYSKOOL, MY LITTLE PONY, G.I. JOE, MAGIC: THE GATHERING and MONOPOLY.  The Hub, Hasbro’s multi-platform joint venture with Discovery Communications (NASDAQ: DISCA, DISCB, DISCK) launched on October 10, 2010. The online home of The Hub is www.hubworld.com. The Hub logo and name are trademarks of Hub Television Networks, LLC. All rights reserved.  Come see how we inspire play through our brands at http://www.hasbro.com. © 2011 Hasbro, Inc.  All Rights Reserved.

Certain statements contained in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include expectations concerning the Company’s potential performance in 2011, including with respect to its revenues and earnings per share, and the Company’s ability to achieve its other financial and business goals and may be identified by the use of forward-looking words or phrases. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements due to both known and unknown risks and uncertainties. Specific factors that might cause such a difference include, but are not limited to: (i) the Company's ability to design, manufacture, source and ship new and continuing products on a timely and cost-effective basis, as well as interest in and purchase of those products by retail customers and consumers in quantities and at prices that will be sufficient to profitably recover the Company’s development, manufacturing, marketing, royalty and other costs; (ii) global economic conditions, including recessions, credit crises or other economic shocks or downturns which can negatively impact the retail and/or credit markets, the financial health of the Company’s retail customers and consumers, and consumer and business confidence, and which can result in lower employment levels, less consumer disposable income, and lower consumer spending, including lower spending on purchases of the Company’s products; (iii) other factors which can lower discretionary consumer spending, such as higher costs for fuel and food, drops in the value of homes or other consumer assets, and high levels of consumer debt; (iv) other economic and public health conditions in the markets in which the Company and its customers and suppliers operate which impact the Company's ability and cost to manufacture and deliver products, such as higher fuel and other commodity prices, higher labor costs, higher transportation costs, outbreaks of disease which affect public health and the movement of people and goods, and other factors, including government regulations,  which can create potential manufacturing and transportation delays or impact costs; (v) currency fluctuations, including movements in foreign exchange rates, which can lower the Company’s net revenues and earnings, and significantly impact the Company’s costs; (vi) the concentration of the Company's customers, potentially increasing the negative impact to the Company of difficulties experienced by any of the Company’s customers; (vii) greater than expected costs, or unexpected delays or difficulties, associated with the Company’s investment in its joint venture with Discovery Communications, LLC, the rebranding of the joint venture network, development of Hasbro Studios, and the creation of new content to appear on the network and elsewhere; (viii) consumer interest in and acceptance of the joint venture network, and programming created by Hasbro Studios, and other factors impacting the financial performance of the joint venture and Hasbro Studios; (ix) the inventory policies of the Company’s retail customers, including the concentration of the Company's revenues in the second half and fourth quarter of the year, together with increased reliance by retailers on quick response inventory management techniques, which increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules; (x) work stoppages, slowdowns or strikes, which may impact the Company's ability to manufacture or deliver product in a timely and cost-effective manner; (xi) the bankruptcy or other lack of success of one of the Company's significant retailers which could negatively impact the Company's revenues or bad debt exposure; (xii) the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees in a competitive environment; (xiii) concentration of manufacturing for many of the Company’s products in the People’s Republic of China and the associated impact to the Company of public health conditions and other factors affecting social and economic activity in China, affecting the movement of products into and out of China, and impacting the cost of producing products in China and exporting them to other countries; (xiv) the risk of product recalls or product liability suits and costs associated with product safety regulations; (xv) other market conditions, third party actions or approvals and the impact of competition which could reduce demand for the Company’s products or delay or increase the cost of implementation of the Company's programs or alter the Company's actions and reduce actual results; (xvi) the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization; and (xvii) other risks and uncertainties as may be detailed from time to time in the Company's public announcements and SEC filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

This presentation includes a non-GAAP financial measure as defined under rules of the Securities and Exchange Commission (“SEC”), specifically EBITDA. As required by SEC rules, we have provided reconciliation on the attached schedule of this measure to the most directly comparable GAAP measure. EBITDA (earnings before interest, taxes, depreciation and amortization) represents net earnings excluding interest expense, income taxes, depreciation and amortization. Management believes that EBITDA is one of the appropriate measures for evaluating the operating performance of the Company because it reflects the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet, and make strategic acquisitions. However, this measure should be considered in addition to, not as a substitute for, or superior to, net earnings or other measures of financial performance prepared in accordance with GAAP as more fully discussed in the Company's financial statements and filings with the SEC. As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America.  This presentation also includes the Company’s Consolidated and International segment net revenues excluding the impact of changes in exchange rates.  Management believes that the presentation of Consolidated and International segment net revenues minus the impact of exchange rate changes provides information that is helpful to an investor’s understanding of the underlying business performance absent exchange rate fluctuations which are beyond the Company’s control.

# # #

(Tables Attached)

HASBRO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Thousands of Dollars)	Dec. 26, 2010	Dec. 27, 2009
ASSETS	-----------	-----------
Cash and Cash Equivalents	$ 727,796	$ 636,045
Accounts Receivable, Net	961,252	1,038,802
Inventories	364,194	207,895
Other Current Assets	167,807	162,290
	----------------	----------------
Total Current Assets	2,221,049	2,045,032
Property, Plant and Equipment, Net	233,580	220,706
Other Assets	1,638,597	1,631,154
	----------------	----------------
Total Assets	$ 4,093,226	$3,896,892
	=========	=========

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term Borrowings	$ 14,568	$ 14,113
Payables and Accrued Liabilities	704,233	801,775
	----------------	----------------
Total Current Liabilities	718,801	815,888
Long-term Debt	1,397,681	1,131,998
Other Liabilities	361,324	354,234
	----------------	----------------
Total Liabilities	2,477,806	2,302,120
Total Shareholders' Equity	1,615,420	1,594,772
	----------------	----------------
Total Liabilities and Shareholders' Equity	$ 4,093,226	$3,896,892
	=========	=========

HASBRO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Quarter Ended		Year Ended

(Thousands of Dollars and Shares Except Per Share Data)	Dec. 26, 2010	Dec. 27, 2009	Dec. 26, 2010	Dec. 27, 2009
	-----------	-----------	-----------	-----------
Net Revenues	$1,278,697	$1,375,184	$4,002,161	$4,067,947
Costs and Expenses:
Cost of Sales	552,491	562,105	1,712,126	1,676,336
Royalties	79,116	102,647	248,570	330,651
Product Development	61,950	56,665	201,358	181,195
Advertising	143,737	133,644	420,651	412,580
Amortization	12,095	25,395	50,405	85,029
Selling, Distribution and Administration	228,259	251,129	781,192	793,558
	--------------	---------------	--------------	--------------
Operating Profit	201,049	243,599	587,859	588,598
Interest Expense	21,741	16,776	82,112	61,603
Other (Income) Expense, Net	5,928	426	(1,973)	(2,702)
	--------------	---------------	--------------	--------------
Earnings before Income Taxes	173,380	226,397	507,720	529,697
Income Taxes	33,366	60,834	109,968	154,767
	--------------	---------------	--------------	--------------
Net Earnings	$ 140,014	$ 165,563	$ 397,752	$ 374,930
	========	========	========	========

Per Common Share
Net Earnings
Basic	$ 1.02	$ 1.20	$ 2.86	$ 2.69
	========	========	========	========
Diluted	$ 0.99	$ 1.09	$ 2.74	$ 2.48
	========	========	========	========

Cash Dividends Declared	$ 0.25	$ 0.20	$ 1.00	$ 0.80
	========	========	========	========

Weighted Average Number of Shares
Basic	136,996	138,118	139,079	139,487
	========	========	========	========
Diluted	141,208	152,263	145,670	152,780
	========	========	========	========

HASBRO, INC.
Supplemental Financial Data
Net Earnings Per Share
(Unaudited)
(Thousands of Dollars and Shares Except Per Share Data)
	Dec. 26, 2010		Dec. 27, 2009
Quarter	Basic	Diluted	Basic	Diluted
----------	-----------	-----------	-----------	-----------

Net earnings	$ 140,014	$ 140,014	$ 165,563	$ 165,563
Effect of dilutive securities:
Interest expense on contingent
convertible debentures	-	-	-	1,078
	--------------	--------------	--------------	--------------
Adjusted net earnings	$ 140,014	$ 140,014	$ 165,563	$ 166,641
	========	========	========	========

Average shares outstanding	136,996	136,996	138,118	138,118
Effect of dilutive securities:
Contingent convertible debentures	-	-	-	11,566
Options and other share-based awards	-	4,212	-	2,579
	--------------	--------------	--------------	--------------
Equivalent shares	136,996	141,208	138,118	152,263
	========	========	========	========

Net earnings per share	$ 1.02	$ 0.99	$ 1.20	$ 1.09
	========	========	========	========
Full Year
----------------
Net earnings	$ 397,752	$ 397,752	$ 374,930	$ 374,930
Effect of dilutive securities:
Interest expense on contingent
convertible debentures	-	1,124	-	4,328
	--------------	--------------	--------------	--------------
Adjusted net earnings	$ 397,752	$ 398,876	$ 374,930	$ 379,258
	========	========	========	========

Average shares outstanding	139,079	139,079	139,487	139,487
Effect of dilutive securities:
Contingent convertible debentures	-	3,024	-	11,566
Options and other share-based awards	-	3,567	-	1,727
	--------------	--------------	--------------	--------------
Equivalent shares	139,079	145,670	139,487	152,780
	========	========	========	========

Net earnings per share	$ 2.86	$ 2.74	$ 2.69	$ 2.48
	========	========	========	========

HASBRO, INC.
Supplemental Financial Data
Major Segment Results, Net Revenues by Product Class and EBITDA
(Unaudited)
(Thousands of Dollars)

	Quarter Ended			Year Ended
	Dec. 26, 2010	Dec. 27, 2009	% Change	Dec. 26, 2010	Dec. 27, 2009	% Change
	-----------	-----------	-----------	-----------	-----------	----------
Major Segment Results
U.S. and Canada Segment:
External Net Revenues	$ 604,834	$ 760,668	-20%	$ 2,299,547	$ 2,447,943	-6%
Operating Profit	70,959	153,620	-54%	349,594	380,580	-8%

International Segment:
External Net Revenues	617,880	549,948	12%	1,559,927	1,459,476	7%
Operating Profit	129,720	96,033	35%	209,704	162,159	29%

Entertainment and Licensing Segment:
External Net Revenues	53,450	62,073	-14%	136,488	155,013	-12%
Operating Profit	14,954	29,186	-49%	43,234	65,572	-34%

Net Revenues by Product Class
Boys	$ 419,872	$ 424,412	-1%	$ 1,367,812	$1,470,975	-7%
Games and Puzzles	417,460	534,841	-22%	1,293,772	1,340,886	-4%
Girls	298,715	272,691	10%	830,383	790,817	5%
Preschool	142,455	137,060	4%	509,570	451,401	13%
Other	195	6,180	-97%	624	13,868	-96%
	-------------	------------		------------	------------
Total Net Revenues	$1,278,697	$1,375,184		$4,002,161	$4,067,947
	=======	=======		========	========

Reconciliation of EBITDA
Net Earnings	$ 140,014	$ 165,563	$ 397,752	$ 374,930
Interest Expense	21,741	16,776	82,112	61,603
Income Taxes	33,366	60,834	109,968	154,767
Depreciation	22,931	24,930	95,925	95,934
Amortization	12,095	25,395	50,405	85,029
	------------	------------	------------	------------
EBITDA	$ 230,147	$ 293,498	$ 736,162	$ 772,263
	=======	=======	=======	=======